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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into on this 1st day of March, 2000, ("Effective Date") by and between ROBERT R. KILROY, an individual resident of the State of Georgia (the "Executive"), SUMMIT PROPERTIES INC., a Maryland corporation, and SUMMIT MANAGEMENT COMPANY, a Maryland corporation. Summit Properties Inc. and Summit Management Company are referred to herein collectively as the "Company";


                              W I T N E S S E T H:


         WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company on the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

                                     ss. 1.

                                   Employment

         Subject to the terms of this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment with the Company. Executive initially shall serve as an officer of the Company in the capacity of Executive Vice President - Development of Summit Properties Inc. and initially shall have the duties, rights and responsibilities normally associated with such positions consistent with the Bylaws of Summit Properties Inc. together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the Board of Directors of Summit Properties Inc. (the "Board") or as may otherwise be provided in such Bylaws. Executive shall devote his full business time, skills and best efforts to rendering services on behalf of the Company and its affiliates and shall exercise such care as is customarily required by executives undertaking similar duties for entities similar to the Company.


                                     ss. 2.

                             Compensation; Expenses

                  2.1 Base Salary. Commencing on the Effective Date, the Company shall pay Executive during the term of Executive's employment under this Agreement, a base salary equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00) per annum (the "Base Salary"),


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which amount shall be subject to adjustment, if any, in accordance with this ss.
2.1. The Compensation Committee of the Board (the "Committee") shall review Executive's Base Salary on an annual basis, and the Committee upon such review and in its sole discretion, may increase or decrease Executive's Base Salary by an amount which the Committee deems appropriate in light of the Company's and Executive's performance during the period covered by such review; provided, however, that Executive's Base Salary shall not be reduced below Two Hundred Thousand and 00/100 Dollars ($200,000.00) per annum. The Base Salary, less all applicable withholding taxes, shall be paid to Executive in accordance with the payroll procedures in effect with respect to officers of the Company.

                  2.2 Incentive Compensation. In addition to the Base Salary payable to Executive pursuant to ss. 2.1 and any special compensatory arrangements which the Committee provides for Executive, effective as of the Effective Date, Executive shall be entitled to participate in any incentive compensation plans in effect with respect to senior executive officers of the Company, with the criteria for Executive's participation in such plans to be established by the Committee in its sole discretion. The Committee has determined that Executive's cash bonus component of the above executive compensation plan for calendar year 2000 will be calculated as a percentage of Executive's Base Salary which corresponds to the actual per share growth in Funds from Operations ("FFO") during the year ended December 31, 2000 as set forth in the following table:


--------------------------------------------------------------------------------
FFO Growth %                          4     5     6     7     8     9     10
--------------------------------------------------------------------------------
Cash Bonus as % of Base Salary        30    40   50     60    70   90     110
--------------------------------------------------------------------------------


With such cash bonus for 2000 as calculated above then prorated by multiplying said cash bonus by a fraction, the numerator of which will be the number of days occurring between the Effective Date and December 31, 2000 and the denominator of which will be 365. The payment of said prorated cash bonus shall be conditioned upon Executive's continuing employment with the Company through December 31, 2000. For all years subsequent to 2000, Executives Cash Bonus shall be determined by the Committee. Cash bonus amounts due to Executive in excess of fifty percent (50%) of Executive's then current base salary shall be paid in the form of shares of common stock of Summit Properties Inc., of commensurate value.

                  2.3. Stock Options. Executive shall be entitled to participate in employee stock option plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans. Executive shall, subject to approval by the Compensation Committee of the Board of Directors, as of the Effective Date receive a non-qualified grant of One hundred twenty-five thousand (125,000) options to purchase shares of common stock of Summit Properties Inc. at an exercise price per share equal to the closing price of the stock on the New York Stock Exchange on the Effective Date. This option grant will provide for a term of ten (10) years from the date of grant with vesting occurring at the rate of



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20% upon grant and 20% on each one year anniversary for the next consecutive four years thereafter. Such option grant will be subject to vesting of any unvested portion thereof upon a change of control, as defined in Summit Properties Inc.'s 1994 Stock Option and Incentive Plan as Amended and Restated ("Plan"). In the event of any conflicts between this paragraph 2.3 Stock Options. and the Plan or the specific agreement granting the options, the terms of the Plan or said specific agreement shall control.

                  2.4 Expenses. Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of the Company. Executive shall receive $100,000 as complete and total compensation for any and all relocation costs associated with Executive's relocation to Charlotte, NC. Said $100,000 shall be paid by Company to Executive no later than twenty (20) business days after the Effective Date. To the extent actual relocation costs are less than $100,000, Executive shall retain the difference between such actual costs and $100,000. To the extent that actual relocation costs exceed $100,000 Executive shall be responsible for the payment thereof.

                  2.5. Participation in Employee Benefit Plans. Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance, profit sharing and other benefit plans as the Company shall maintain from time to time for the benefit of executive officers of the Company, on the terms and subject to the conditions set forth in such plans. In addition, during the term of this Agreement, Executive shall be entitled to a comprehensive annual physical performed, at the company's expense, by the physician or medical group of Executive's choosing.

                  2.6. Vacation. In addition to Company holidays, Executive shall receive such paid vacation time each year during the term of this Agreement consistent with vacation policies of the Company for its executive officers. Said paid vacation time shall initially be twenty days. Any unused vacation days in any year may not be carried over to subsequent years, and Executive shall receive no additional compensation for any unused vacation days.

                  2.7. Perquisites. Executive shall be entitled to receive such individual perquisites as are consistent with the Company's policies applicable to its executive officers.


                                     ss. 3.

                               Term of Employment

                  3.1 Term of Employment. Unless earlier terminated in accordance with ss. 3.2, the employment of Executive under this Agreement shall commence as of the Effective Date, and shall continue up to, but not including, the first anniversary of such date (the "Original Term"). Following the Original Term, the employment relationship under this Agreement shall automatically continue for consecutive one-year terms unless and until terminated in accordance with ss. 3.2.



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                  3.2 Termination. Executive's employment under this Agreement may be terminated

                  (a) by the Company upon the death of Executive (which shall be referred to as a "Death Termination") or total disability of Executive (total disability meaning the inability of Executive to perform his normal required services under this Agreement for a period of six consecutive months during the term of this Agreement by reason of Executive's mental or physical disability, as determined by the Board in good faith in its sole discretion) (which shall be referred to as a "Disability Termination"); or

                  (b) by the Company for "cause," which shall exist only upon the occurrence of one or more of the following: (i) Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, as determined by the Board in good faith in its sole discretion, (ii) Executive engages in a fraudulent act to the material damage or prejudice of the Company or any affiliate of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company or any affiliate of the Company, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Executive involving malfeasance or negligence in the performance of Executive's duties to the Company to the material detriment of the Company, as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission, (iv) failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure, or (v) material breach by Executive of that certain noncompetition agreement between Executive and the Company of even date herewith (the "Noncompetition Agreement") as determined by the Board in good faith in its sole discretion (which shall be referred to individually and collectively as a "For Cause Termination"); or

                  (c) by the Company for any reason other than a For Cause Termination, Death Termination or Disability Termination and after giving 90 days' prior written notice to Executive (which shall be referred to as a "No Cause Termination"); or

                  (d) by Executive voluntarily for any reason other than an Employee-Initiated Termination (as defined in ss. 3.2(e)) at any time after the Original Term and after giving 90 days' prior written notice to the Company (which shall be referred to as a "Voluntary Termination"); or

                  (e) by Executive for "cause", which shall exist upon the occurrence of either of the following, provided that in either case the Board has not corrected such material



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         reduction described below within thirty (30) days after written notice by Executive of such material reduction: (i) there is a material reduction in Executive's duties, rights or responsibilities under this Agreement without his consent, or (ii) there is a material decrease in the aggregate value of Executive's compensation and benefits package from the Company without his consent, other than a reduction in Executive's Base Salary that is permitted under the provisions ofss.2.1 and other than a reduction in compensation, including but not limited to a reduction in Base Salary as permitted under the provisions ofss.2.1, and/or benefits affecting a broad group of employees of the Company as determined by the Board in good faith in its sole discretion (which shall be referred to as an "Employee-Initiated Termination").


                                     ss. 4.

                              Result of Termination

                  4.1. For Cause Termination or Voluntary Termination. If Executive's employment under this Agreement is terminated as a result of a Voluntary Termination or a For Cause Termination, Executive shall not thereafter be entitled to receive any Base Salary for periods following such termination; provided, however, that Executive shall be entitled to receive any Base Salary which may be owned to Executive but is unpaid as of the date on which Executive's employment is terminated.

                  4.2 Termination As Result of No Cause Termination or Employee-Initiated Termination During Original Term. If Executive's employment under this Agreement is terminated as a result of a No Cause Termination or an Employee-Initiated Termination During the Original Term, Executive shall be entitled to receive (i) any Base Salary which may be owed to Executive but is unpaid as of the date on which Executive's employment is terminated, and (ii) his Base Salary as in effect on the date of such termination for a twelve month period. If Executive's employment under this agreement is terminated as a result of a No Cause Termination or an Employee-Initiated Termination, subsequent to the Original Term, Executive shall be entitled to receive (i) any Base Salary which may be owed to Executive that was unpaid as of the date on which Executive's employment is terminated, and (ii) his Base Salary as in effect on the date of such termination for a twelve month period. The payment of such Base Salary pursuant to clause (ii) of the preceding sentences shall be made at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly. In addition, in the event of Executive's death following a Voluntary Termination, No Cause Termination, or an Employee-Initiated Termination subsequent to the Original Term, any Base Salary payable to Executive under this
Section 4.2 and not yet paid on the date of Executive's death shall be paid to Executive's designated beneficiary, if any, or if none, his surviving spouse, or, if none, his estate (collectively, the "Beneficiary"). Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this Section 4.2; provided, however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum



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payment in an amount determined in accordance with the methodology set forth in subsection (B) of Section 4.3.

                  4.3. Termination as a Result of a Death Termination or a Disability Termination During Original Term. If Executive's employment under this Agreement is terminated as a result of a Death Termination or Disability Termination during the Original Term, (i) Executive (or, in the case of a Death Termination, Executive's Beneficiary as defined in Section 4.2) shall be entitled to receive any Base Salary and cash bonus which may be owed to Executive but is unpaid as of the date on which Executive's employment is terminated; (ii) his Base Salary as in effect on the date of such termination for the period up to, but not including (I) the later of (a) the third anniversary of the Effective Date or (b) the first anniversary of the date of Termination or (II) if the above said Termination occurs later than (a) or (b) above, the later of (x) the end of his one year term of employment under any extension of this Agreement or (y) the first anniversary of the date of Termination, and (iii) a bonus amount ("Bonus") consisting of cash equal to the cash bonus, if any, paid to the Executive pursuant to of ss. 2.2 of this Agreement for the calendar year immediately preceding the calendar year in which the Termination occurred. The Bonus amount shall include the cash value of shares of common stock of the Company, if any, issued in lieu of a portion of the above mentioned cash bonus. In addition, the following provisions shall apply:

         (A) If payment of Base Salary is to be made under clause (ii) of this Section 4.3 due to a Disability Termination, such Base Salary shall be paid at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly, and such Base Salary shall be offset by any amounts payable to Executive under any long-term disability plan sponsored by the Company or its affiliates. In the event of Executive's death following a Disability Termination, any Base Salary payable to Executive under this Section 4.3 (taking into account the offset described above, if any) and not yet paid on the date of Executive's death shall be paid to Executive's Beneficiary. Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this subsection (A); provided, however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of this Section 4.3.

         (B) In the event of a Death Termination, payments to the Beneficiary shall be made in a single lump sum as soon as practical after Executive's death. The amount of such lump sum shall be equal to the present value, determined using a 9% interest rate, of the total amount of Base Salary payable to the Beneficiary pursuant to this Section 4.3 and not yet paid on the date of Executive's death.



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                  4.4. Employee Benefit Plans and Incentive Compensation and
Other Compensatory Arrangements. The benefits, if any, payable to or on behalf of Executive upon his termination of employment from the Company under any employee benefit plan or incentive compensation or other compensatory arrangement shall be governed by the terms and conditions for benefit payments set forth in such plans and arrangements.


                                     ss. 5.

                                  Miscellaneous

                  5.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company; and further provided that the Company shall not be entitled to assign or delegate any of its rights or obligations hereunder except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by or under common control with Summit Properties Inc.

                  5.2. Construction of Agreement. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage or any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

                  5.3 Amendment; Waiver. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto. Any waiver by an party or consent by any party to any variation from any provision of this Agreement shall be valid only if in writing and only in the specific instance in which it is given, and no such waiver or consent shall be construed as a waiver of any other provision or as a consent with respect to any similar instance or circumstance.

                  5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

                  5.5. Survival of Agreements. All covenants and agreements made herein shall survive the execution and delivery of this Agreement and the termination of Executive's employment hereunder for any reason.

                  5.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



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                  5.7 Notices. All notices, requests, consents and other
communications hereunder shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:

                           (a)      If to Executive:

                                    Robert R. Kilroy
                                    At last known address as reflected in the Company's records.

                           (b)      If to the Company, addressed to:

                                    Summit Properties Inc.
                                    212 South Tryon Street, Suite 500
                                    Charlotte, North Carolina 28281
                                    Attn:  Michael G. Malone

                  5.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  5.9. Entire Agreement. This Agreement, together with the Noncompetition Agreement and Executive Severance Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and upon the Effective Date, will supersede and replace all prior agreements, written and oral, between the parties hereto or with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by each of the parties hereto.



                  [Remainder of Page Left Intentionally Blank]



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                    SUMMIT PROPERTIES INC.


                                    By:/s/ STEVEN R. LEBLANC
                                       ---------------------
                                    Name: Steven R. LeBlanc
                                    Title: President and Chief Operating Officer


                                    SUMMIT MANAGEMENT COMPANY


                                    By:/s/ STEVEN R. LEBLANC
                                       ---------------------
                                    Name:  Steven R. LeBlanc
                                    Title:  Vice President

                                    Collectively, the "Company"


                                    /s/ ROBERT R. KILROY [SEAL]
                                    --------------------
                                    Robert R. Kilroy

                                    "Executive"


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